Exhibit 10.7
SENSIENT TECHNOLOGIES CORPORATION
MANAGEMENT INCENTIVE PLAN
FOR CORPORATE MANAGEMENT
I.	THE PLAN

The name of this Plan is the Sensient Technologies Corporation Management Incentive Plan for Corporate Management. The purpose of this Plan is to promote the interests of the shareholders and to provide incentive to those corporate management employees who can contribute most to the profitability of the Company. It is separate and distinct from other Company incentive plans currently in effect.

II.	DEFINITIONS

In this Plan, the terms used will have the following definitions:
A.	“Board of Directors” means the Board of Directors of the Company.

B.	“Bonus Award” means a lump-sum cash award paid no later than March 15th of the Fiscal Year following the Fiscal Year during which the Bonus Award was earned.

C.	“Bonus Provision” means monies available for distribution as a Bonus Award as the result of the operation of this Plan.

D.	“Company” means Sensient Technologies Corporation.

E.	“Employee” means any employee regularly employed by the Company, and paid on a salary basis.

F.	“Fiscal Year” means each twelve (12) consecutive month period beginning on January 1 and ending on December 31.

G.	“Fiscal Year Salary” means the base pay earned by a participant during the relevant Fiscal Year, exclusive of any incentive compensation or supplemental payments by the Company.

H.	“Independent Auditors” means with respect to any Fiscal Year, the independent public accountants appointed by the Board of Directors to certify to the Board of Directors the financial statements of the Company.

I.	“Earnings per share” is defined as net basis earnings per share, as shown in the Company’s Statement of Consolidated Earnings as certified by the Company’s Independent Auditors. Earnings per share shall be further adjusted for extraordinary items of income or expense if, in the opinion of the Chairman and Chief Executive Officer, it is appropriate to do so.

J.	“Plan” means this Sensient Technologies Corporation Management Incentive Plan for Corporate Management.

K.	“Subsidiary” means with respect to any year, any corporation in which the Company owns a stock interest of more than 50%, and the financial results of whose operations are consolidated with those of the Company in the financial statements included in the annual report to shareholders for that year.
III.	PLAN ADMINISTRATION

The Board of Directors of the Company has delegated to the Chairman and Chief Executive Officer the authority to adopt eligibility and other rules not inconsistent with the provisions of the Plan (hereinafter referred to as the “Regulations” and attached hereto as “Exhibit A”) for the administration thereof and to alter, amend, or revoke any Regulations so adopted.

IV.	PLAN PARTICIPATION
A.	At the beginning of the Fiscal Year, the Chairman and Chief Executive Officer shall determine who should participate in the Plan for that Fiscal Year.

B.	Not all management employees need be selected as participants, and selection as a participant one year does not automatically ensure selection in future years, if such Plans should be implemented.

C.	At the end of each Fiscal Year, the Chairman and Chief Executive Officer shall determine the amount of Bonus Award each participant in the Plan should receive for that Fiscal Year.

D.	The Chairman and Chief Executive Officer’s selection of the Employees to whom a Bonus Award shall be made and his determination of the amount of each such Bonus Award shall be final.

E.	This Plan is not a part of the Company’s regular compensation plan nor is it part of the Employee’s regular compensation.
V.	BONUS AWARDS

The performance measurement upon which the Bonus Award is based is determined in accordance with the Regulations for each Fiscal Year.

VI.	SUCCESSORS AND ASSIGNS

If the Company sells, assigns or transfers all or substantially all of its business and assets to any person, excluding affiliates of the Company, or if the Company merges into or consolidates or otherwise combines with any person which is a continuing or successor entity, then the Company shall assign all of its right, title and interest in this Plan as of the date of such event to the person which is either the acquiring or successor corporation, and such person(s) shall assume and perform from and after the date of such assignment all of the terms, conditions and provisions imposed by this Plan upon the Company.

In case of such assignment by the Company and of such assumption and agreement by the Company and of such person(s), all further rights as well as all other obligations of the Company under this Agreement thenceforth shall cease and terminate and thereafter the expression “the Company” wherever used herein shall be deemed to mean such person(s).
VII.	PLAN AMENDMENTS

The Chairman and Chief Executive Officer may suspend or discontinue the Plan at any time.

Exhibit A – Regulations
SENSIENT TECHNOLOGIES CORPORATION
MANAGEMENT INCENTIVE PLAN FOR CORPORATE MANAGEMENT
REGULATIONS Fiscal Year 2008
These Regulations apply to the Management Incentive Plan for Corporate Management for the Fiscal Year January 1, 2008 through December 31, 2008.
1.	Participants will be notified of their selection and be provided with a copy of the Plan with specific provisions related to their level of participation.

2.	An Employee may be selected as a participant after the beginning of a Fiscal Year and, if eligible, may receive a Bonus Award prorated to reflect duration of Plan participation, paid at the same time as all other Bonus Awards under the Plan.

3.	A participant may receive a Bonus Award based on prorated participation in more than one plan if eligible to do so under provisions of the plan(s).

4.	The Bonus Award granted to individual participants shall be based upon achievement of defined EPS objectives.

5.	The bonus award amount may, at the sole discretion of the Chairman and Chief Executive Officer, be adjusted up or down by five to twenty percent (5% to 20%) to recognize individual performance.

6.	If an Employee ceases to be a Plan participant during the Fiscal Year, but remains in the Company’s service, the Employee may, at the discretion of the Chairman and Chief Executive Officer, receive a pro-rata Bonus Award based upon the number of months spent as a participant, paid at the same time as all other Bonus Awards under the Plan.

7.	The Bonus Award shall not be paid to participants who resigned or were discharged for cause prior to their receiving the Bonus award unless the Chairman and Chief Executive Officer decides otherwise.

8.	If an Employee ceases to be a Plan participant during the Fiscal Year as a result of death, disability, or retirement under the Company’s ESOP, the Employee or his/her estate may, at the discretion of the Chairman and Chief Executive Officer, receive a pro-rata Bonus Award based upon the number of months spent as a participant, paid at the same time as all other Bonus Awards under the Plan.

In such cases, the Chairman and Chief Executive Officer may increase the Bonus Award up to, but not in excess of, the amount that would have been earned for a full year of participation.

Exhibit B – Performance Measures
CORPORATE MANAGEMENT
SENSIENT TECHNOLOGIES CORPORATION
MANAGEMENT INCENTIVE PLAN FOR CORPORATE MANAGEMENT
PERFORMANCE MEASURES Fiscal Year 2008

NAME:	TITLE:
Maximum Bonus Award as Percentage
of Fiscal Year Salary

TARGET	%

MAXIMUM	%

Exhibit C – Performance Measures — Schedule
SENSIENT TECHNOLOGIES CORPORATION
MANAGEMENT INCENTIVE PLAN FOR CORPORATE MANAGEMENT
PERFORMANCE MEASURES-SCHEDULE Fiscal Year 2008
GUIDELINES
Upon the determination of the amount of the Bonus Provision for the Fiscal Year, an amount may be awarded by the Chairman and Chief Executive Officer as a Bonus Award to selected Plan participants according to the following guidelines:
1.	Formula Award

The Fiscal Year 2008 objective is to attain a Corporate Earnings Per Share of $1.73 (Target).

Diluted Earnings Per Share
(EPS) Target	% of Formula Award Earned
1.56	30%
1.57	32%
1.58	34%
1.59	36%
1.60	38%
1.61	40%
1.62	42%
1.63	45%
1.64	50%
1.65	55%
1.66	60%
1.67	65%
1.68	70%
1.69	75%
1.70	80%
1.71	85%
1.72	90%
1.73	100%
1.74	110%
1.75	120%
1.76	130%
1.77	140%
1.78	150%
1.79	160%
1.80	170%
1.81	180%
1.82	190%
1.83	200%

2.	Special Adjustments
Upon the recommendations of the Senior Corporate Officers, the Chairman and Chief Executive Officer may approve special adjustments to Earnings Per Share necessary to give consideration to unbudgeted and/or unplanned situations which developed after finalization of the operating budget. Such adjustments will be submitted for consideration only if required to correct major inequities.

Exhibit D — Additional Incentive Components
SENSIENT TECHNOLOGIES CORPORATION
MANAGEMENT INCENTIVE PLAN FOR CORPORATE MANAGEMENT
ADDITIONAL INCENTIVE COMPONENTS — Fiscal Year 2008
I.	Background: The addition of four incentive components. There will be an incremental 15% of a participant’s target given for each additional incentive component if the established targets are achieved. This allows participants to achieve an incremental incentive of 15% of target for each additional incentive component.

II.	Definitions:
A.	“Selling, General and Administrative (SGA)” means selling and administrative costs as reported in the Company’s quarterly and annual SEC filings.

B.	“Cash Flow” means net cash provided by operating activities as reported in the Company’s quarterly and annual SEC filings.

C.	“Working Capital” means the quarterly average of the sum of net trade accounts receivable and inventories less the sum of trade accounts payable and other accrued expenses as reported in the Company’s quarterly and annual SEC filings.

D.	“Return on Invested Capital” means the operating income on an after-tax basis, using actual effective tax rate for the year, divided by the sum of the quarterly average of the total debt and equity balances for the year. For the purposes of this calculation, debt will be net of any cash or marketable securities.
III.	Additional Incentive Components include:
•	SG&A Expense Reduction: If the Corporation achieves the approved minimum SG&A threshold percentage (SG&A as a percentage of revenue), then Corporate participants will receive the 15% addition to their Target.

•	Cash Flow Improvement: If the Corporation achieves the approved Targeted Average Cash Flow, then Corporate participants will receive the 15% addition to their Target.

•	Working Capital: If the Corporation achieves the approved minimum Working Capital amount, then Corporate participants will receive the 15% addition to their Target.

•	Return on Invested Capital: If the Corporation achieves the approved minimum Return on Invested Capital amount, then Corporate participants will receive the 15% addition to their Target.
IV.	Each additional incentive component is an all or nothing arrangement. If the additional incentive component is exceeded, then 15% is the maximum that is awarded. A cumulative maximum payout for a participant is 200%.

Exhibit D – Additional Incentive Components
SENSIENT TECHNOLOGIES CORPORATION
MANAGEMENT INCENTIVE PLAN FOR CORPORATE MANAGEMENT
ADDITIONAL INCENTIVE COMPONENTS — Fiscal Year 2008

V.	Approved Group/Division/Business Unit/Unit	Corporate
	Weighted Target Percentage	100%
	Targeted SG&A Threshold	17.9%
	Targeted Average Cash Flow	$110,465,000
	Targeted Average Working Capital Threshold	*
	Targeted Return on Invested Capital Threshold	8.4%

*	The increase in Average Working Capital over the prior year must be 150 basis points less than the percentage increase in sales over the prior year. Prior year Sales and Average Working Capital balances are $1,184,778,000 and $398,076,000, respectively.